Exhibit 10.3

Execution Version

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of June 17, 2024, is entered into by and among (i) Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), (ii) Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent” and together with Topco, each a “Parent Party” and, collectively, the “Parent Parties”) and (iii) each of the Persons identified as a Holder on the signature pages hereto (each, a “Holder” and collectively, the “Holders”). Each of Topco, Parent and the Holders are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, each of the Holders is a party to that certain Loan and Security Agreement, dated as of February 18, 2022 (as amended, modified or supplemented, from time to time, the “Loan Agreement”), by and among SLR Investment Corp., a Maryland corporation (“SLR”), as collateral agent thereunder, the Holders, including SLR, each in its respective capacity as a lender thereunder and each other lender party thereto from time to time, Vapotherm, Inc., a Delaware corporation (the “Company”), HGE Health Care Solutions, LLC, a Delaware limited liability company, Vapotherm Access Care Management Network, LLC, a Delaware limited liability company, and Vapotherm Access Management Services, LLC, an Oklahoma limited liability company, as guarantors thereunder and each other guarantor party thereto from time to time, pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, the Holders have made Term Loans (as defined in the Loan Agreement) to the Company, including Term A Loan (as defined in the Loan Agreement) in the aggregate principal amount of $100,000,000.00 and Term B Loan (as defined in the Loan Agreement) in the aggregate principal amount of $4,000,000.00, and accrued an additional $14,427,491.93 of aggregate PIK Interest (as defined in the Loan Agreement) and other fees in the aggregate amount of (i)  $5,912,749.19 accrued on the portion of the Term A Loan subject to the Indebtedness Rollover, (ii) $80,000 accrued on the Term B Loan and (iii) $2,980,000 related to the Remaining Loans, which, for the avoidance of doubt, has not been accrued, in each case, as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, Topco, the Company, Parent and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), and other than any Shares described in Section 2.1(b) of the Merger Agreement and any Dissenting Shares, all of the shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) issued and outstanding and held by the stockholders of the Company as of immediately prior to the effectiveness of the Merger pursuant to the Merger Agreement (“Effective Time”) shall be converted into the right to receive consideration in the amount of $2.18 in cash (less applicable withholding) for each such share of Common Stock;

WHEREAS, (i) concurrently with the execution and delivery of this Agreement and the Merger Agreement, certain stockholders of the Company are entering into Stockholder Rollover Agreements with Topco pursuant to which, on the terms and subject to the conditions therein, such stockholders will contribute their respective Rollover Shares in exchange for Common Units in Topco (“Common Units”) having the rights and privileges described on Exhibit A (the “Equity Term Sheet”), and (ii) prior to the Closing, certain stockholders of the Company (such stockholders, together with the stockholders described in the preceding clause (i), the “Rolling Stockholders”) may enter into Additional Rollover Agreements with Topco pursuant to which, on the terms and subject to the conditions therein, such stockholders will contribute their respective Rollover Shares in exchange for Common Units having the rights and privileges described on the Equity Term Sheet;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Holders and certain Affiliates of the Holders are entering into that certain Omnibus Warrant Amendment Agreement (as amended, modified or supplemented, from time to time, the “Warrant Amendment Agreement”), pursuant to which, on the terms thereof and subject to the consummation of the Merger, among other matters, the parties thereto shall amend the SLR Warrants that were issued in connection with the Loan Agreement to permit the contribution of such SLR Warrants by the Holders to Topco in each case, on the terms and subject to the conditions described herein, in the Warrant Amendment Agreement and the Merger Agreement;

WHEREAS, on the terms and subject to the conditions of this Agreement, each Holder desires, on the Closing Date and immediately prior to the Effective Time (but subject to the subsequent consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement) (the “Rollover Closing”), to contribute, transfer and assign to Topco (a) a portion of Term A Loan set forth opposite the name of such Holder under the heading “Rollover Term A Loan Amount” on Schedule A attached hereto, which in the aggregate across all Holders is equal to $60,000,000.00 as of the date hereof, together with any additional loan amounts under Term A Loan that become outstanding (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A pursuant to Section 2.1 (collectively, the “Rollover Loans”), (b) the amount of the PIK Interest set forth opposite the name of such Holder under the heading “Rollover PIK Interest Amount” on Schedule A attached hereto, which in the aggregate across all Holders is equal to $14,427,491.93 as of the date hereof, together with any additional PIK Interest that accrues (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A pursuant to Section 2.1 (collectively, the “Rollover PIK Interest”), (c) the amount of all Final Fees and other fees, in each case, accrued under the Term A Loan, set forth opposite the name of such Holder under the heading “Rollover Accrued Fees Amount” on Schedule A attached hereto (but excluding any such fees that are included in the Remaining Loans (as defined and provided below)), which in the aggregate across all Holders is equal to $5,912,749.19 as of the date hereof, together with any additional Final Fees or other fees that, in each case, accrue under the Term A Loan (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A pursuant to Section 2.1 (collectively, the “Rollover Accrued Fees” and, together with the Rollover Loans and the Rollover PIK Interest, the “Rollover Indebtedness”, and the transactions described in the preceding clauses (a) through (c), the “Indebtedness Rollover”) and (d) the SLR Warrants set forth opposite such Holder’s name on Schedule A (as applicable, such Holder’s “Rollover Warrants”), together with any additional SLR Warrants that are issued to the Holders (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A delivered pursuant to Section 2.1 (the transactions described in this clause (d), the “Warrant Rollover”) in exchange for an aggregate number of Series A Preferred Units in Topco (the “Exchange Series A Preferred Units”) and Common Units (the “Exchange Common Units” and, together with the Exchange Series A Preferred Units, the “Exchange Units”), which, with respect to each Holder, shall have (x) with respect to each Exchange Series A Preferred Unit, a price per Series A Preferred Unit equal to $2.18 (which shall be the same price per Series A Preferred Unit in Topco paid by Parent Sponsor or its applicable Affiliates in connection with their investment in Topco on the Closing Date) and (y) with respect to each Exchange Common Unit, a price per Common Unit equal to $2.18 (which shall be the same price per Common Unit paid (or deemed to be paid, including through the contribution and exchange of Rollover Shares) by the Rolling Stockholders in connection with their investment in Topco on the Closing Date), and Topco desires, at such time, to issue to such Holder such Exchange Series A Preferred Units and Exchange Common Units in exchange for such Holder’s contribution, transfer and assignment to Topco of such Holder’s Rollover Indebtedness and Rollover Warrants;

WHEREAS, in connection with the Indebtedness Rollover, a portion of Term A Loan in an amount equal to $40,000,000, plus an amount of unaccrued and unpaid fees with respect to such portion of Term Loan A equal to $2,980,000, in each case, as of the date hereof (collectively, such principal and such unaccrued and unpaid fees, the “Remaining Loans”), shall not be included in the Rollover Loans and will remain outstanding following the Rollover Closing;

WHEREAS, subject to the provisions hereof, Parent acknowledges and agrees that, on the Closing Date and in connection with the consummation of the Merger, a portion of the commitment made by Parent Sponsor to Parent under the Equity Commitment Letter will be used by Parent to, among other things, (a) repay, or cause the Surviving Corporation to repay, in full the then-outstanding amount of Term B Loan (which, for the avoidance of doubt, includes any additional loan amounts under the Term B Loan that are issued under the Loan Agreement or any other Loan Document, or in the ordinary course after the date hereof and prior to the Rollover Closing), including any accrued interest, fees, costs and expenses with respect thereto in accordance with the terms of such Term B Loan in effect on the date hereof (collectively, the “Term B Loan Payoff Amount”), (b) pay the Total Merger Consideration pursuant to the Merger Agreement and (c) contribute additional funds to the Surviving Corporation’s available cash balances pursuant to Section 1.7 of the Merger Agreement, in each case, subject to the terms and conditions of the Equity Commitment Letter and the Merger Agreement;

WHEREAS, contemporaneously with the Rollover Closing (but subject to the subsequent consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement), Topco, Parent Sponsor or its applicable Affiliates, each of the Holders (or their respective permitted assignees) and the Rolling Stockholders shall enter into an amended and restated limited liability company agreement of Topco that is mutually agreeable to each of them, which shall reflect, among other matters, the terms described on the Equity Term Sheet and the issuance of the Exchange Common Units and the Exchange Preferred Units as set forth herein (the “Topco A&R LLC Agreement”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Indebtedness Rollover and the Warrant Rollover, taken together with the other contributions to Topco contemporaneous therewith, will be treated as a transfer governed by Section 351 of the Internal Revenue Code of 1986, as amended, to the fullest extent permitted under applicable Law (the “Intended Tax Treatment”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.   Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, the following terms, as used in this Agreement, shall have the meanings set forth below:

1.1       “Beneficial Ownership” means, with respect to any Person, that such Person is deemed to, directly or indirectly beneficially own securities within the meaning assigned to such term in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficial Ownership shall also include record ownership of securities. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

1.2       “Transfer” means, with respect to any Rollover Indebtedness or Rollover Warrants, directly or indirectly, to: (a) sell, transfer, gift, bequeath, exchange, offer, assign, pledge, encumber, subject to a Lien, hypothecate or otherwise dispose of (by merger, consolidation, share exchange, statutory division, statutory conversion, statutory domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), such Rollover Indebtedness or Rollover Warrant (as the case may be), (b) to enter into any contract, option or other agreement, arrangement or understanding with respect to any transaction described in the immediately preceding clause (a) of this definition or (c) enter into any swap, hedge, derivative or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of Beneficial Ownership of such Rollover Indebtedness or Rollover Warrants (as the case may be), whether settled by delivery of such Rollover Indebtedness or Rollover Warrants, or other securities, in cash or otherwise. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to “Transfer.”

Section 2.   Rollovers and Certain Agreements.

2.1       Rollover. On the terms and subject to the conditions set forth herein, (a) each Holder agrees, at the Rollover Closing, to contribute, transfer and assign to Topco such Holder’s Rollover Indebtedness and Rollover Warrants, in exchange for the issuance by Topco to such Holder of such Holder’s Exchange Series A Preferred Units and Exchange Common Units, and each Holder shall execute and deliver to Topco a counterpart signature page to the Topco A&R LLC Agreement and such other documents and instruments reasonably necessary to effect the Indebtedness Rollover and Warrant Rollover in accordance with the terms hereof, and (b) Topco agrees, at such time, to issue to such Holder such Holder’s Exchange Series A Preferred Units and Exchange Common Units, free and clear of all Liens (other than restrictions on transfer arising under the Securities Act or other applicable securities Laws or set forth in the Topco A&R LLC Agreement), in exchange for the contribution, transfer and assignment by such Holder to Topco of such Holder’s Rollover Indebtedness and Rollover Warrants, and shall execute and deliver to such Holder all documents and instruments reasonably necessary to effect such issuance, and in connection with the Indebtedness Rollover and the Warrant Rollover, each Holder’s Remaining Loans shall not be included in the Rollover Loans and will remain outstanding following the Rollover Closing. The number of Exchange Series A Preferred Units and Exchange Common Units that will be issued by Topco to each Holder at the Rollover Closing is set forth opposite such Holder’s name on Schedule A; provided, that to the extent that additional SLR Warrants are issued to the Holders (“Additional Rollover Warrants”), additional loan amounts under Term A Loan become outstanding under the Loan Agreement or additional PIK Interest, Final Fees or other fees, in each case, that accrue under the Term A Loan (such additional loan amounts, PIK Interest, Final Fees or other fees that are not otherwise included in the Remaining Loans, collectively, “Additional Rollover Indebtedness”), in each case, pursuant to the Loan Agreement or the other Loan Documents, or in the ordinary course during the period beginning after the date hereof and ending as of immediately prior to the Rollover Closing, (i) the Holders, Topco and Parent shall amend Schedule A in writing to reflect the Holders’ good faith calculation of (x) the resulting increased number of Rollover Warrants attributable to the issuance of any Additional Rollover Warrants, or increased amount of Rollover Loans, Rollover PIK Interest and Rollover Accrued Fees attributable to such Additional Rollover Indebtedness, and (y) the allocation of Series A Preferred Units and Common Units issuable to each Holder in exchange for such Holder’s Additional Rollover Warrants and/or Additional Rollover Indebtedness (as applicable), which determination shall be made in accordance with the methodology used to determine the number and combination of Series A Preferred Units and Common Units issuable to each Holder in exchange for such Holder’s Rollover Warrants and Rollover Indebtedness as set forth on Schedule A as of the date hereof, in each case of the immediately preceding clauses (x) and (y), as determined in accordance with this Section 2.1 by the Holders after good faith consultation with Topco. Notwithstanding anything herein to the contrary, (A) Topco and Parent shall promptly execute and deliver any such amendment that is delivered to Topco and Parent at least one day prior to the Closing Date, (B) neither Topco, Parent nor any of their respective Affiliates or representatives shall be permitted to contest or dispute such good faith calculations, and (C) to the extent there is any such disagreement or dispute, the Holders’ calculations shall control and SLR, on behalf of Topco, Parent, and the other Parties shall, subject to the Company’s consultation rights set forth in the SLR Financing Agreements (as defined in the Merger Agreement), be permitted to unilaterally amend Schedule A to reflect such calculations, in each case of the immediately preceding clauses (B) and (C), so long as such calculations are made in accordance with this Section 2.1, and (ii) at the Rollover Closing, Topco shall issue to each applicable Holder an additional number of Exchange Series A Preferred Units at a price per Series A Preferred Unit equal to $2.18 and Exchange Common Units at a price per Common Unit equal to $2.18, and such additional Exchange Series A Preferred Units and additional Exchange Common Units shall, collectively, have an aggregate value equal to the aggregate value of such Additional Rollover Indebtedness and Additional Rollover Warrants (taken together).

2.2      Rollover Closing. The consummation of the transactions contemplated hereby shall take place on the Closing Date immediately prior to the Effective Time, subject to the subsequent occurrence of the Closing (and, for avoidance of doubt, consummation of the Merger) in accordance with the Merger Agreement and subject to the satisfaction (or waiver by the applicable party) of the conditions to the Rollover Closing set forth in Section 2.3 or Section 2.4 herein (as applicable).

2.3       Rollover Closing Conditions (Holders). Each Holder’s obligation to consummate the contribution to Topco of such Holder’s Rollover Indebtedness and Rollover Warrants at the Rollover Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)

each Parent Party shall have complied in all material respects with its respective obligations hereunder that are to be performed by such Parent Party (as applicable), on or prior to the Rollover Closing;

(b)	the representations and warranties of each Parent Party under Sections 3 and 4 (as applicable), shall be true and correct in all material respects when made and on the Closing Date;

(c)

the Closing being reasonably anticipated to occur immediately following the Rollover Closing on the terms contained in the Merger Agreement as in effect on the date hereof or as otherwise amended in accordance with Section 2.6;

(d)

the funding of the full amount of the Equity Financing to Parent (net of any fees and expenses of Parent Sponsor (or its applicable Affiliates) to be deducted therefrom pursuant to and in accordance with the Equity Commitment Letter and the Merger Agreement) being reasonably anticipated to occur at the Closing on the terms contained in the Equity Commitment Letter as in effect on the date hereof or as otherwise amended in accordance with Section 2.6; and

(e)	Parent shall have delivered to SLR duly executed counterpart signature pages to the Topco A&R LLC Agreement from (i) Parent Sponsor (or its applicable Affiliate(s)) and (ii) Topco.

2.4      Rollover Closing Conditions (Topco). Topco’s obligation to issue the Exchange Units to the Holders (or their respective permitted assignees) at the Rollover Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)	each Holder shall have complied in all material respects with its obligations hereunder that are to be performed by such Holder (as applicable) on or prior to the Rollover Closing;

(b)	the representations and warranties of each Holder under Sections 5 shall be true and correct in all material respects when made and on the Closing Date;

(c)

the Closing being reasonably anticipated to occur immediately following the Rollover Closing on the terms contained in the Merger Agreement as in effect on the date hereof or as otherwise amended in accordance with Section 2.6; and

(d)	SLR shall have delivered to Topco a duly executed counterpart signature pages to the Topco A&R LLC Agreement from each Holder.

2.5      Equity Financing. Subject to the provisions hereof, Parent acknowledges and agrees that, on the Closing Date and in connection with the consummation of the Merger, a portion of the commitment made by Parent Sponsor to Parent under the Equity Commitment Letter will be used by Parent to, among other things, (a) repay, or cause the Surviving Corporation to repay, in full the Term B Loan Payoff Amount, (b) pay the Total Merger Consideration pursuant to Section 2.8 of the Merger Agreement and (c) contribute additional funds to the Surviving Corporation’s available cash balances pursuant to Section 1.7 of the Merger Agreement, in each case, in accordance with the terms and conditions of the Equity Commitment Letter.

2.6         Transaction Documents.

(a)    At any time prior to the consummation of the Merger, Topco and Parent shall not, and none of Topco or Parent shall permit any of their respective successors or assigns to, (i) amend, modify or waive any provision of the Merger Agreement or the Equity Commitment Letter without the prior written consent of SLR (not to be unreasonably withheld, conditioned or delayed) or (ii) enter into, amend, modify, waive or terminate any provision of any Rollover Agreement (other than this Agreement) or any other purchase agreement or subscription agreement for equity interests in Topco or its subsidiaries without the prior written consent of SLR (not to be unreasonably withheld, conditioned or delayed).

(b)    At any time prior to the earlier of the consummation of the Merger and the valid termination of the Merger Agreement in accordance with its terms, except as otherwise provided for or permitted by this Agreement, the Merger Agreement or any of the other Transaction Documents or SLR Financing Agreements, the Holders shall not, and none of the Holders shall permit any of their respective Affiliates, successors or assigns to, amend, modify or waive any provision of the Loan Agreement or any other Loan Document without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided for the avoidance of doubt, the Holders may amend, modify or waive the Loan Agreement and any of the other Loan Documents without such prior written consent (i) to extend the maturity date thereunder (including in connection with any extension of the Outside Date under the Merger Agreement or in connection with the entry of, adoption of or promulgation of any Law, Action or Order that delays or prohibits, or purports to delay or prohibit, the consummation of the Closing), (ii) in connection with any pending or threatened Action under the Merger Agreement or any other Transaction Document or SLR Financing Agreement between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand (including any Action relating to Parent’s failure to consummate the Closing by the time required pursuant to Section 1.2 of the Merger Agreement), (iii) as required to comply with any applicable Law or Order, or (iv) to cure any event of default or breach under the Loan Agreement or any of the other Loan Documents; provided, that solely with respect to the immediately preceding clauses (iii) and (iv), the Holders shall (A) give Topco reasonably prompt written notice of such Law or Order (in the case of the immediately preceding clause (iii)) or event of default or breach (in the case of the immediately preceding clause (iv)), and (B) provide Topco with a reasonable opportunity to review and comment in good faith on such proposed amendment, modification or waiver (and the Holders shall consider any such reasonable comments in good faith).

2.7        Notification and Consultation. If Topco, Parent, Merger Sub or any of their respective Affiliates receives any notices, communications, filings or other documents (including, without limitation, any drafts thereof) from any third party (including the Company or the Rolling Stockholders) in connection with the Merger Agreement or any other Transaction Document or any of the Contemplated Transactions, Topco shall promptly (and in any event within 24 hours of receipt thereof) provide a copy thereof to SLR. If it is necessary or appropriate for any of Topco, Parent or Merger Sub (or their applicable Affiliates) to prepare, provide, file or submit any notice, communication, filing or document pursuant to the Merger Agreement or any other Transaction Document or in connection with any of the Contemplated Transactions, such Person shall provide (or cause its applicable Affiliate to provide) a draft thereof to SLR reasonably in advance of finalizing, submitting, issuing or releasing such notice, communication, filing or document to permit SLR and its representatives a reasonable amount of time to review and comment thereon and shall incorporate any reasonable comments proposed by SLR or any of its representatives prior to such finalization, submission, issuance or release. Without limiting the foregoing, (a) each of Topco, Parent and Merger Sub shall, and shall cause their respective Affiliates and its and their respective representatives to, reasonably consult in good faith with SLR, and take into consideration any suggestions, views or advice proposed by SLR in good faith, in connection with any actions, decisions or matters relating to any of the Transaction Documents or Contemplated Transactions involving Topco, Parent or Merger Sub (or their applicable Affiliates that are parties to the Transaction Documents), and (b) the foregoing provisions are intended to apply in respect of any regulatory filings (including, without limitation, filings with the SEC, such as any proxy statement, Schedule 13E-3 or Form 8-K) and public announcements or press releases relating to any of the Transaction Documents or the Contemplated Transactions. Nothing in this Section 2.7 requires any Person to disclose any such notices, filings or other documents to the extent (i) provision of such information would reasonably be expected to violate any of such disclosing Person’s or its Affiliates’ respective bona fide obligations of confidentiality under any applicable Contract or Law (other than any confidentiality obligations arising under the Merger Agreement or the Confidentiality Agreement), or (ii) that furnishing such information would in the reasonable opinion of such disclosing Person (after consulting outside counsel) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, in each case of the immediately preceding clauses (i) and (ii), such Person will cooperate with SLR in good faith and use reasonable best efforts to permit disclosure of the applicable information to SLR to the extent it would not violate applicable Contracts or Laws or waiver of privilege. The Holders will promptly (and in any event within twenty four (24) hours) notify Parent in the event the Holders become aware of any violation or default by the Company or any of the Company’s Subsidiaries under the Loan Agreement or the other Loan Documents that would reasonably be expected to result in the failure of any condition to the obligations of Parent or Merger Sub to effect the Merger set forth in Article VI of the Merger Agreement.

2.8       Contributions; Cancellation of Rollover Warrants. Immediately following the consummation of the Rollover Closing, Topco shall contribute, assign, transfer, convey and deliver to Parent all of Topco’s right, title and interest in and to the Rollover Indebtedness, the Rollover Warrants and all of the Rollover Shares received by Topco pursuant to the other Rollover Agreements, and Parent shall accept and assume such contribution, assignment, transfer, conveyance and delivery (the “Topco Contribution”). Immediately following the Topco Contribution and the consummation of the Merger, Parent shall contribute, assign, transfer, convey, and deliver to the Surviving Corporation all of Parent’s right, title and interest in and to the Rollover Indebtedness and each of the Rollover Warrants to the Surviving Corporation pursuant to a contribution agreement, written consent or other document in form and substance reasonably satisfactory to SLR and Topco (the “Parent Contribution”). Immediately following the Parent Contribution, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cancel and retire the Rollover Indebtedness and the Rollover Warrants (without any conversion thereof) and the Rollover Indebtedness and each of the Rollover Warrants will cease to exist, and no payment or distribution will be made with respect thereto.

2.9    Restrictions on Transfer. Except as expressly provided for in this Agreement (including, without limitation, Sections 2.1 and 13 hereof), each Holder hereby covenants and agrees that, prior to the earlier of the Rollover Closing and the valid termination of the Merger Agreement in accordance with its terms, such Holder shall not, directly or indirectly, (a) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Rollover Indebtedness or Rollover Warrants, or, in each case, any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of the Rollover Indebtedness or Rollover Warrants, (b) deposit any of the Rollover Indebtedness or Rollover Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Rollover Indebtedness or Rollover Warrants that is inconsistent with such Holder’s obligations under this Agreement, or (c) commit or agree to commit (in each case, in any Contract) to take any of the actions referred to in the immediately preceding clauses (a) or (b). Any purported Transfer, act or omission in violation of this Section 2.9 shall be void ab initio and of no force or effect. This Agreement and the obligations hereunder shall be binding upon any Person to which legal or Beneficial Ownership of the Rollover Indebtedness or Rollover Warrants or any interest therein or rights with respect thereto shall pass, whether by operation of Law or otherwise, including, any Holder’s heirs, devisees, successors and assigns.

Section 3.   Representations and Warranties of Topco. Topco hereby represents and warrants to the Holders as of the date of this Agreement and the Rollover Closing as follows (except to the extent any such representation and warranty expressly speaks of another date, in which case Topco makes such representation and warranty to the Holders as of such date):

3.1    Organization. Topco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Topco has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.2    Authority; Execution and Delivery. Topco has the requisite limited liability company or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Topco has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Topco, enforceable in accordance with their respective terms against Topco, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the preceding clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.3    Exchange Units; Capitalization. All of the Common Units and Series A Preferred Units to be issued to the Holders as contemplated by this Agreement, if and when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued Common Units and Series A Preferred Units of Topco, free and clear of any Liens (other than restrictions on transfer under the Securities Act or other applicable securities Laws or set forth in the Topco A&R LLC Agreement). The offering and issuance of the Exchange Units has complied and will comply in all material respects with all applicable Laws. All of the Series A Preferred Units to be issued to the Holders (or their respective permitted assignees) pursuant this Agreement shall (a) be issued on the same economic terms as the Series A Preferred Units issued to Parent Sponsor or its Affiliates on the Closing Date, (b) afford SLR (or its applicable Affiliate(s)) the rights and privileges to be granted to SLR (or such Affiliate(s)) under the Topco A&R LLC Agreement (as described in the Equity Term Sheet) and (c) be issued at a price per Series A Preferred Unit equal to $2.18 and a price per Common Unit equal to $2.18. As of immediately following the consummation of the Closing, (i) SLR (taken together with its Affiliates) shall, collectively, hold at least sixty percent (60%) of the issued and outstanding Series A Preferred Units, (ii) the only holders of Series A Preferred Units will be the Holders (or their respective permitted assignees), Parent Sponsor (or its applicable Affiliates that subscribe for Series A Preferred Units on the Closing Date) and certain other Persons to subscribe for Series A Preferred Units on the Closing Date (as mutually agreed in writing between SLR and Topco) and (iii) there will be no issued and outstanding equity securities of Topco that are senior to the Series A Preferred Units. All of the Common Units to be issued to the Holders (or their respective permitted assignees) pursuant to this Agreement shall be issued on the same economic terms as Common Units issued to the Rolling Stockholders in accordance with the Rollover Agreements (other than this Agreement).

3.4    No Conflicts; No Consents. The execution and delivery of this Agreement by Topco does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Topco or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Topco or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Topco or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.5    Additional Representations. Each of Topco, Parent and Merger Sub was formed in connection with the negotiation, execution and delivery of this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents and, other than in connection with the negotiation, execution and delivery of this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents, each of Topco, Parent and Merger Sub has not (a) conducted any business, (b) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), (c) owned any assets (other than Topco’s ownership of equity securities in Parent and Parent’s ownership of equity securities in Merger Sub), (d) entered into any contracts or agreements or (e) violated any applicable laws or governmental rules or regulations. Topco is a direct, wholly owned subsidiary of Parent Sponsor or its applicable Affiliates that subscribe for Series A Preferred Units on the Closing Date. Parent is a direct, wholly owned subsidiary of Topco. Merger Sub is a direct, wholly owned subsidiary of Parent.

3.6    Non-Reliance. Topco acknowledges and agrees that no Holder (in such capacity), or such Holder’s Affiliates or representatives, has made any representation or warranty, express or implied, to Topco with respect to the subject matter of this Agreement that is not set forth in this Agreement, the Topco A&R LLC Agreement or any other agreement entered into between such Holder and Topco and that Topco is not relying on any such representation or warranty that is not set forth herein or therein.

Section 4.   Representations and Warranties of Parent. Parent hereby represents and warrants to the Holders as of the date of this Agreement and the Rollover Closing as follows (except to the extent any such representation and warranty expressly speaks of another date, in which case Parent makes such representation and warranty to the Holders as of such date):

4.1    Organization. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated herein.

4.2    Authority; Execution and Delivery. Parent has the requisite limited liability company power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Parent has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Parent, enforceable in accordance with its terms against Parent, except as such enforceability may be limited by the Enforceability Exceptions.

4.3    No Conflicts; No Consents. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Parent or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable Parent or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Parent or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated herein.

4.4    Certain Tax Matters. Neither Topco nor any of its subsidiaries has taken any action that would reasonably be expected to preclude application of the Intended Tax Treatment.

4.5    Non-Reliance. Parent acknowledges and agrees that no Holder (in such capacity), or such Holder’s Affiliates or representatives, has made any representation or warranty, express or implied, to Parent with respect to the subject matter of this Agreement that is not set forth in this Agreement or any other agreement entered into between such Holder and Parent and that Parent is not relying on any such representation or warranty that is not set forth herein or therein.

Section 5.   Representations and Warranties of the Holders. Each Holder hereby represents and warrants to Topco and Parent, severally and not jointly or jointly and severally, solely with respect to itself, as of the date of this Agreement and as of the Rollover Closing as follows (except to the extent any such representation and warranty expressly speaks of another date, in which case such Holder makes such representation and warranty to Topco and Parent as of such date):

5.1    Organization. Such Holder is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Such Holder has all requisite corporate, limited liability company or limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Holder’s ability to consummate the transactions contemplated herein.

5.2    Ownership of the Rollover Warrants. Such Holder is the sole record and beneficial owner of such Holder’s Rollover Warrants, free and clear of all Liens, except for (a) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws and (b) transfer restrictions set forth in the Rollover Warrants or the Company Organizational Documents.

5.3    Authority; Execution and Delivery. Such Holder has the requisite corporate, limited liability company, limited partnership or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Such Holder has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of such Holder, enforceable in accordance with its terms against such Holder, except as such enforceability may be limited the Enforceability Exceptions.

5.4    Holder Intent. Such Holder is acquiring such Holder’s Exchange Units for such Holder’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale, distribution, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable securities laws, and such Holder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, subdivision or fractionalization. Holder is not subscribing for such Holder’s Exchange Units from Topco in a fiduciary capacity.

5.5    Financial Status. Such Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Such Holder is able to bear the economic risk of an investment in of such Holder’s Exchange Units for an indefinite period of time, has adequate means of providing for its current financial needs and personal contingencies, understands that such Holder may not be able to liquidate its investment in Topco in an emergency, if at all, and can afford a complete loss of the investment. Such Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

5.6    No Conflicts; No Consents. The execution and delivery of this Agreement by such Holder does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of such Holder or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to such Holder or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by such Holder or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Holder’s ability to consummate the transactions contemplated herein.

5.7    No Other Representation. Such Holder acknowledges and agrees that such Holder (a) has made its own independent review and investigation into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Topco and its subsidiaries, (b) has adequate access to such information, documents and other materials relating to Topco and its subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of Topco with respect to such information, documents and other materials and has received satisfactory answers to such questions. Such Holder has received no other representations or warranties from Topco, Parent, the Company or any other person acting on behalf of Topco, Parent, the Company or any of their respective Affiliates, other than those contained in this Agreement and the Topco A&R LLC Agreement and any other Transaction Document (in each case, to the extent representations and warranties contained in such Transaction Documents are expressly made to the Holders or their respective Affiliates by Topco, Parent, the Company or the other applicable parties thereto), and such Holder disclaims reliance on any such other representations and warranties. Such Holder may have previously received presentations which include certain statements, estimates, targets and projections that reflect management’s assumptions concerning anticipated future performance of Topco, the Company or any of their respective subsidiaries. Such Holder understands and agrees that (i) such statements, estimates, targets and projections are based on significant assumptions and subjective judgments concerning anticipated results, which are inherently subject to risks, variability and contingencies, many of which are beyond the control of any such parties, and these assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are attainable or will be realized, (ii) such statements, estimates, targets, projections or other forward-looking statements have been provided to assist in an evaluation of an investment in such Holder’s Exchange Units, but are not to be viewed as factual and should not be relied upon as an accurate representation of future results, and (iii) actual results may differ materially from those in such statements, estimates, targets, projections or other forward-looking statements.

Section 6.   Agreements and Acknowledgements of the Holders. Each Holder agrees and acknowledges to the Parent Parties, severally and not jointly or jointly and severally, solely with respect to itself, as of the date of this Agreement and as of the Rollover Closing as follows:

6.1    No Registration. Such Holder understands and agrees that such Holder’s Exchange Units are being acquired by such Holder in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, and that Topco is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understanding set forth in this Agreement to determine the applicability of such exemptions and the suitability under the Securities Act of such Holder to acquire the Exchange Units. Such Holder understands that the Exchange Units have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to such Holder by Topco or Parent. No federal or state governmental agency has passed on or made any recommendation or endorsement of such Holder’s Exchange Units or an investment in Topco.

6.2    Limitations on Disposition and Resale. Such Holder understands and acknowledges that such Holder’s Exchange Units have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless such Holder’s Exchange Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Such Holder recognizes that there will not be any public trading market for the Exchange Units, and as a result, such Holder may be unable to sell or dispose of its, his or her interest in Topco or liquidate its investment in Topco. Such Holder represents and warrants further that, other than this Agreement and the other Transaction Documents and the SLR Financing Agreements, it has no contract, understanding, agreement or arrangement with any Person to offer, sell, transfer or otherwise dispose of any of the Exchange Units (in whole or in part), and such Holder represents and warrants that (other than the transactions contemplated by this Agreement, the other Transaction Documents and the SLR Financing Agreements) it has no present plans to enter into any such contract, undertaking, agreement or arrangement. Such Holder agrees not to engage in any hedging transactions with regard to the Exchange Units unless in compliance with the Securities Act.

6.3    Newly Formed Entity. Such Holder recognizes that the investment in Topco is speculative and involves a high degree of risk.

6.4    Sole Consideration. Such Holder acknowledges and agrees that such Holder’s Exchange Units shall constitute the sole consideration that such Holder is entitled to receive in exchange for or upon conversion of such Holder’s Rollover Indebtedness and Rollover Warrants.

6.5    Brokers and Finders. Neither such Holder nor anyone acting on such Holder’s behalf has paid any brokers’ or finders’ fees or commission to any Person in connection with the acquisition of the Exchange Units for which Topco or any of its subsidiaries would reasonably be expected to be liable following the Closing.

6.6   Independent Investigation. Such Holder acknowledges and agrees that none of Topco, Parent or any of their respective Affiliates or Representatives is advising such Holder as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, none of Topco, Parent or any of their respective Affiliates or Representatives shall have any responsibility or liability to such Holder with respect thereto and none of Topco, Parent or any of their respective Affiliates or Representatives is making any representation or warranty as to the tax treatment of the Indebtedness Rollover or the contribution of the Rollover Warrants contemplated hereby. Such Holder acknowledges and agrees that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and none of Topco, Parent or any of their respective subsidiaries, Affiliates or Representatives shall have responsibility or liability to such Holder with respect thereto.

6.7    Certain Tax Matters. Such Holder has not taken any action and agrees not to take any action that would reasonably be expected to preclude application of the Intended Tax Treatment. Such Holder is not and has not been a party to any binding agreement to, and does not have a current plan or intention to, sell, exchange or otherwise dispose of the Exchange Units

Section 7.   Governing Law.

7.1    This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.2    Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

7.3    Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 7.1 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method

Section 8.  WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 9.  Specific Performance. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the Parties and any third party beneficiaries hereof shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, and (b) the right to seek specific performance and other equitable relief is an integral part of the transaction and without that right, none of Topco, Parent or the Holders would have entered into this Agreement. Each of the Parties hereby (i) waives any defense that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at Law.

Section 10.  Notices. All notices and other communications hereunder from Topco or Parent, on the one hand, to any of the Holders, on the other hand, or vice versa, shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via email (provided that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to Topco, Parent or any of the Holders, as the case may be, in writing by Topco, Parent or such Holder from time to time in accordance with the provisions of this Section 10.

(a)         All notices to any of Topco or Parent shall be addressed as follows until the Holders receive notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors, LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention:         James Mannix
Email:               james@perceptivelife.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3736
Attention:         Eric Blanchard; Amelia Runyan Davis
Email:               eblanchard@cooley.com; arunyandavis@cooley.com

(b)         Notice to the Holders shall be addressed as follows until Topco receives notice of a change in address:

SLR Investment Corp.
500 Park Avenue, 3rd Floor
New York, NY 10022
Attention:         Anthony Storino

Edan Yacobovsky

Email:                astorino@slrcp.com

eyacobovsky@slrcp.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:         Haim Zaltzman

Daniel Mun

Email:                haim.zaltzman@lw.com

daniel.mun@lw.com

Section 11.  Waiver. This Agreement and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party hereto against which enforcement of such change, waiver, discharge or termination is sought.

Section 12.  Amendment. Without limiting the Parties’ respective obligations to amend Schedule A pursuant to Section 2.1 (or SLR’s right to amend Scheduled A pursuant to clause (C) of Section 2.1), this Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by Topco and SLR.

Section 13.  Assignment. No party hereto shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of Topco, in the case of an assignment or delegation by any Holder, or with the prior written consent of the Holders, in the case of an assignment or delegation by Topco or Parent; provided, that each Holder may Transfer its Rollover Indebtedness or Rollover Warrants, and/or assign its rights to receive the Exchange Units issuable to such Holder at the Rollover Closing pursuant to Section 2.1, to such Holder’s Affiliates; provided, further, that no such Transfer or assignment shall relieve the applicable assigning Holder of its obligations hereunder. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

Section 14.  Binding Effect; No Third-Party Beneficiaries. Except as expressly set forth in the SLR Financing Agreements, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

Section 15.  Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as by DocuSign, electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 16.  Headings; Interpretive Matters. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 17.  Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 18.  Entire Agreement. This Agreement, the Merger Agreement, the Equity Commitment Letter, the Warrant Amendment Agreement and the Loan Agreement and the schedules and exhibits and other documents delivered by the parties hereto and thereto in connection herewith and therewith, contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect hereto.

Section 19.  Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling Person, Affiliate, agent, attorney, advisor or representative of any party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are express third party beneficiaries of this Section 19, each of whom may enforce the provisions of this Section 19.

Section 20.  Public Announcements. Each of the Holders, on the one hand, and the Parent Parties, on the other hand, shall not, shall cause each of their Subsidiaries not to, and shall direct their respective controlled Affiliates and Representatives not to, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of SLR (in the case of any such press release or announcement to be made by the Parent Parties or their Affiliates or Representatives) or Topco (in the case of any such press release or announcement to be made by the Holders or their Affiliates or Representatives), except any release or announcement required by applicable Law or any rule or regulation of the Nasdaq Global Select Market or any stock exchange to which the relevant Party (or such Party’s applicable Affiliate or Representative) is subject, in which case such Party (or its applicable Affiliate or Representative) required to make the release or announcement shall use reasonable best efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance and shall consider in good faith the comments of the applicable Party (or such Party’s applicable Affiliate or Representative) therein. The restrictions of this Section 20 do not apply to any press release or announcement made by any of the Parties or their Affiliates to the extent that such press release or announcement is consistent with any press release or announcement previously made in compliance with this Section 20, so long as any such press release or announcement remains true and correct in all material respects and the other Parties have not requested in writing that the party that initially made such press release or announcement discontinue the use or public communication of such press release or announcement. Notwithstanding the foregoing, each Party and its respective Affiliates may provide ordinary course communications regarding this Agreement and the Contemplated Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 21.  Termination of Agreement. The Holder’s obligation to contribute the Rollover Indebtedness and Rollover Warrants to Topco at the Rollover Closing pursuant to Section 2.1, and Topco’s obligation to issue the Exchange Units to the Holders (or their respective permitted assignees) at the Rollover Closing pursuant to Section 2.1, are, in each case, subject to the subsequent consummation of the Merger in accordance with the terms of the Merger Agreement (as described in Sections 2.3(c) and 2.4(c)). This Agreement (other than Sections 7 to 21) shall terminate automatically, without further action by the parties hereto and immediately upon valid termination of the Merger Agreement in accordance with its terms prior to the Effective Time. Upon such termination, this Agreement (other than Sections 7 to 21) shall not have any further force and effect and no party hereto shall have any further liability or obligation hereunder; provided that termination of this Agreement shall not relieve any party hereto from liabilities or damages arising out of its intentional breach of this Agreement by such party hereto prior to the time of termination, and each other party hereto will be entitled to any remedies at law or in equity to recover losses arising from such breach.

Section 22.  Intended Tax Treatment. Topco and Parent agree to, and to cause their respective Affiliates to, use commercially reasonable efforts to take such actions (or not to take such actions) as may be necessary, in Topco’s or Parent’s good faith judgment, to achieve and to preserve the Intended Tax Treatment.

Section 23.  Tax Reporting. Topco, Parent and each of the Holders will not, and Topco, Parent and each of the Holders will cause their respective Affiliates not to, take any position on any federal income Tax Return, or take any other reporting position (including on or with respect to any financial statements), that is inconsistent with the Intended Tax Treatment, unless otherwise required by a “final determination” (as defined in Section 1313(a)(1) of the Internal Revenue Code of 1986, as amended, or any similar provision of foreign, state or local law, as appropriate) or as otherwise required by applicable Law.

Section 24.    Withholding. In the event Topco, Parent, the Company, or any of their respective subsidiaries or Affiliates are required to deduct and withhold any Taxes in respect of Rollover PIK Interest or Rollover Accrued Fees (or any Tax authority takes the position that any such deduction or withholding was required), the Holders shall pay an amount in cash to Topco equal to such amounts as are required to be withheld and shall otherwise indemnify and hold harmless Topco, Parent, the Company, and any of their respective subsidiaries or Affiliates against any Liability for any such withholding Taxes.

Section 25.    Further Assurances. Topco, Parent and each of the Holders will take such further actions as may be reasonably necessary to implement the transactions contemplated by this Agreement.

Section 26.   Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 27.    Other Acknowledgement. Each Parent Party acknowledges and agrees that, notwithstanding anything contained in any of the Transaction Documents or the SLR Financing Agreements to the contrary, SLR, the other Holders and their respective Affiliates may provide ordinary course communications regarding the Transaction Documents, the SLR Financing Agreements and the Contemplated Transactions to existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

TOPCO:

VERONICA HOLDINGS, LLC

By:
Name:
Title:

PARENT:

VERONICA INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

HOLDERS:

SLR INVESTMENT CORP., as Collateral Agent and a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP CAYMAN DEBT MASTER FUND, L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP CAYMAN DEBT MASTER FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP SF DEBT FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR CP SF DEBT FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC ONSHORE FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC BDC LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC BDC SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory